Exhibit 99.1

India Globalization Capital $50 Strike Warrants to be Removed from NYSE MKT

Bethesda, Feb. 29, 2016 (GLOBE NEWSWIRE) -- India Globalization Capital, Inc. (NYSE MKT: IGC), announced today that the staff of NYSE Regulation has determined to delist its warrants (expiring March 6, 2017) ticker symbol IGC WS from the NYSE MKT. NYSE Regulation determined that the warrants are no longer suitable for listing pursuant to Section 1003 of the NYSE MKT Company Guide, due to their low price and trading has been suspended. There are currently 11,656,668 warrants outstanding that allow the holder to purchase 1,165,667 shares of common stock at an effective exercise price of $50 for one share of common stock.

The Company does not expect to appeal the Staff’s delisting determination. The Company expects to apply to list the warrants on the OTC market, where its units currently trade.  The Company’s common stock, IGC, has not been impacted by this determination in any way and will continue to trade on the NYSE MKT.

About IGC

In the United States, we develop phytocannabinoid-based therapies and build state-of-the art farming facilities that we can eventually use to grow and extract pharmaceutical grade phytocannabinoids. Longer term, we expect to position the company to be a leading provider of cannabinoid based Active Pharmaceutical Ingredients (“API”).  Internationally, IGC engages in leasing, trading and managing infrastructure projects.  IGC has several patent filings for the indications of Pain, Medical Refractory Epilepsy and Cachexia using cannabinoids. We are based in Bethesda, Maryland.
Our website: www.igcinc.us. Twitter @IGCIR

Company contact:
Claudia Grimaldi, MBA
301-983-0998